UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

TRANSDIGM GROUP INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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TRANSDIGM GROUP INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, February 21, 2007, at 10:00 a.m., local time, for the following purposes:

1. To elect two directors, each to serve a three-year term and until a successor has been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 16, 2007 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,
GREGORY RUFUS
Secretary

Dated: January 22, 2007

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

TRANSDIGM GROUP INCORPORATED

PROXY STATEMENT

Why did you send me this proxy statement?

TransDigm Group Incorporated (“TD Group”) sent you this proxy statement and the enclosed proxy form because TD Group’s Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. This proxy statement summarizes information you need to know to vote at its Annual Meeting. The Annual Meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, February 21, 2007, at 10:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy form.

TD Group will begin sending this proxy statement, the attached Notice of Annual Meeting, and the enclosed proxy form on or about January 22, 2007 to all stockholders entitled to vote. Stockholders who owned TD Group’s common stock at the close of business on January 16, 2007, the record date for the Annual Meeting, are entitled to vote. On that record date, there were 44,910,397 shares of common stock outstanding. TD Group has enclosed its 2006 annual report to stockholders, which includes the Company’s financial statements, with this proxy statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of TD Group’s Board of Directors. TD Group will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of TD Group and its subsidiaries may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation.

How many votes do I have?

Each share of TD Group’s common stock entitles you to one vote. The proxy form indicates the number of shares that you owned on the record date.

How do I vote by proxy?

Whether or not you plan to attend the Annual Meeting, TD Group urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the Annual Meeting.

If you properly complete your proxy form and send it to TD Group in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors”.

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, TD Group is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to TD Group at its principal executive offices located at 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114, or by giving notice to TD Group in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by TD Group marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The two nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular nominee, or if you indicate ‘Withhold Authority’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of TD Group as of January 5, 2007 with respect to each beneficial owner of more than five percent of the outstanding common stock of TD Group and beneficial ownership of the common stock of TD Group by each director and named executive officer of TD Group and all such directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of January 5, 2007, but excludes shares underlying options held by any other person. Percentage of ownership is based on approximately 44,891,897 shares of common stock of TD Group outstanding as of January 5, 2007. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned(2)
	Shares	Percentage
TD Group Holdings, LLC(3)	31,093,057	69.26%
Warburg Pincus Private Equity VIII, L.P.(3)(4)	31,093,057	69.26%
Directors
David A. Barr(3)(5)	31,094,083	69.26%
Michael Graff(3)(6)	31,168,289	69.32%
Sean P. Hennessy(7)	1,026	*
W. Nicholas Howley(8)	2,245,653	4.78%
Kevin Kruse(3)(9)	31,094,083	69.26%
Kewsong Lee(3)(10)	31,094,083	69.26%
Douglas Peacock(11)	36,941	*
Named Executive Officers
Robert S. Henderson(12)	362,492	*
Raymond F. Laubenthal(13)	484,492	1.07%
Gregory Rufus(14)	254,784	*
Albert J. Rodriguez(15)	379,031	*
All directors and executive officers as a group (16 persons)(16)	35,554,775	72.30%

(1)	Unless otherwise indicated, the address of each listed person is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114.
(2)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended, including shares that the listed beneficial owner has the right to acquire within 60 days of January 5, 2007.
(3)	Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) owns approximately 84.4% of the membership interests in TD Group Holdings, LLC. Warburg Pincus is also the managing member of TD Group Holdings, LLC and, as such, has voting and investment power over all shares of common stock of TD Group held by TD Group Holdings, LLC, including shares of common stock with respect to which Warburg Pincus does not have a pecuniary interest. The address of TD Group Holdings, LLC, Warburg Pincus, and Messrs. Barr, Graff, Kruse and Lee is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017.
(4)	The number of shares of our common stock reflected in the table above as being beneficially owned by Warburg Pincus includes shares of our common stock that are owned by TD Group Holdings, LLC. The sole general partner of Warburg Pincus is Warburg Pincus Partners, LLC, which is managed by Warburg Pincus & Co. Warburg Pincus LLC manages Warburg Pincus. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of Warburg Pincus & Co. and Co-Presidents and Managing Members of Warburg Pincus LLC. Each of these individuals disclaims beneficial ownership of the shares of common stock of TD Group that Warburg Pincus may be deemed to beneficially own except to the extent of any pecuniary interest therein.

(5)	Includes 395 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2007, 2008 and 2009. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Barr is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Barr (other than 395 shares of restricted stock that Mr. Barr holds in his personal capacity) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Barr disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.
(6)	Includes options to purchase 74,206 shares exercisable within 60 days of January 5, 2007. Also includes 395 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2007, 2008 and 2009. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Graff is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Graff (other than 74,206 shares of common stock of TD Group that are subject to options and 395 shares of restricted stock that Mr. Graff holds in his personal capacity) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Graff disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.
(7)	Includes 395 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2007, 2008 and 2009. Mr. Hennessy’s address is c/o Sherwin Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115.
(8)	Includes options to purchase approximately 1,779,485 shares exercisable within 60 days of January 5, 2007. Also includes options to purchase 294,012 shares exercisable within 60 days of January 5, 2007 that are held by Bratenahl Investments, Ltd. By virtue of his ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein. Also includes 20,250 shares held by The Howley Family Foundation, a charitable foundation, of which Mr. Howley is a co-trustee. By virtue of his position as a co-trustee of The Howley Foundation, Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the shares that are owned by The Howley Family Foundation. Mr. Howley disclaims beneficial ownership of all shares owned by The Howley Family Foundation and reported herein as beneficially owned.
(9)	Includes 395 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2007, 2008 and 2009. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Kruse is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Kruse (other than 395 shares of restricted stock that Mr. Kruse holds in his personal capacity) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Kruse disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.
(10)	Includes 395 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2007, 2008 and 2009. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Lee is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Lee (other than 395 shares of restricted stock that Mr. Lee holds in his personal capacity) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Lee disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.
(11)	Includes options to purchase 36,546 shares exercisable within 60 days of January 5, 2007. Also includes 395 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2007, 2008 and 2009.

(12)	Includes options to purchase 362,492 shares exercisable within 60 days of January 5, 2007.
(13)	Includes options to purchase 484,492 shares exercisable within 60 days of January 5, 2007.
(14)	Includes options to purchase 254,784 shares exercisable within 60 days of January 5, 2007.
(15)	Includes options to purchase 379,031 shares exercisable within 60 days of January 5, 2007.
(16)	Includes all shares of common stock of TD Group that may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) by directors and executive officers, including shares subject to options exercisable within 60 days of January 5, 2007. Also includes (i) shares of common stock of TD Group, which Messrs. Barr, Graff, Kruse and Lee may be deemed to beneficially own by virtue of their affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC (see footnotes (4), (5), (6), (9) and (10) above) and (ii) 314,262 shares of common stock of TD Group (or options to purchase shares of common stock exercisable within 60 days of January 5, 2007), which Mr. Howley may be deemed to beneficially own by virtue of his ownership interest in and control of Bratenahl Investments, Ltd. and by virtue of his position as a trustee of The Howley Family Foundation (see footnote (8) above).

ELECTION OF DIRECTORS

At the Annual Meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Michael Graff and Kewsong Lee. The two nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a three-year term and until his successor is duly elected and qualified.

If for any reason either of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Name	Principal Occupation	Length of Service as Director
Michael Graff	Managing Director, Warburg Pincus (private equity fund)	Since 2003
Kewsong Lee	Managing Director, Warburg Pincus (private equity fund)	Since 2003

DIRECTORS AND EXECUTIVE OFFICERS

Executive officers and directors

The following table sets forth certain information concerning our executive officers and directors:

Name	Age	Position
W. Nicholas Howley	54	Chief Executive Officer and Chairman of the Board of Directors
Robert S. Henderson	50	Executive Vice President of TD Group; President of AdelWiggins Group, an operating division of TransDigm Inc.
Bernt G. Iversen	49	President, Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc.
Raymond F. Laubenthal	45	President and Chief Operating Officer
John F. Leary	59	President, Adams Rite Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc.
Ralph McClelland	48	President, MarathonNorco Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc.
James Riley	40	President, AeroControlex Group, an operating division of TransDigm Inc.
Albert J. Rodriguez	46	Executive Vice President—Mergers and Acquisitions
Gregory Rufus	50	Executive Vice President, Chief Financial Officer and Secretary
Howard A. Skurka	56	President, Skurka Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc.
David A. Barr	43	Director
Michael Graff	55	Director
Sean P. Hennessy	49	Director
Kevin Kruse	36	Director
Kewsong Lee	41	Director
Douglas W. Peacock	68	Director

TD Group historically had no employees and the officers of TD Group were the Chief Executive Officer, Chief Financial Officer and Secretary of TransDigm Inc. In December 2005, in contemplation of TD Group’s initial public offering, certain officers of TD Group’s subsidiaries were appointed as officers of TD Group, as set forth below.

Mr. Howley has been a director of TransDigm Inc. since December 1998 and was named Chairman of the Board of Directors on July 23, 2003. Mr. Howley served as President of TD Group from July 2003 until December 2005, and was named Chief Executive Officer of TD Group in December 2005. Mr. Howley served as Chief Executive Officer of TransDigm Inc. since December 2001, served as Chief Operating Officer of TransDigm Inc. from December 1998 through December 2001 and served as President of TransDigm Inc. from December 1998 through September 2005. Mr. Howley served as Executive Vice President of TransDigm Inc. and President of the AeroControlex Group, an operating division of TransDigm Inc., from TransDigm Inc.’s inception in September 1993 through December 1998. Mr. Howley is a director of Satair A/S, a Danish public company that is a distributor of the Company’s products, and Polypore Inc., a manufacturer.

Mr. Henderson was appointed Executive Vice President of TD Group in December 2005, Executive Vice President of TransDigm Inc. in October 2005 and has been President of AdelWiggins Group, an operating division of TransDigm Inc., since August 1999. From March 1998 until August 1999, he served as President of Marathon Power Technologies Company, a wholly-owned subsidiary of TransDigm Inc., now known as MarathonNorco Aerospace, Inc. From November 1994 until March 1998, he served as Manager of Operations for the AdelWiggins Group.

Mr. Iversen was appointed President of Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., in June 2006. From July 2001 to June 2006, he served as Director of Engineering and Marketing for Champion Aerospace. From 1998 to July 2001, Mr. Iversen served as Director of Marketing for the

AdelWiggins Group, an operating division of TransDigm Inc. From 1993 to 1998, Mr. Iversen served as Product Manager for the AeroControlex Group, an operating division of TransDigm Inc.

Mr. Laubenthal was appointed President and Chief Operating Officer of TD Group in December 2005, President and Chief Operating Officer of TransDigm Inc. in October 2005 and was President of the AeroControlex Group, an operating division of TransDigm Inc., from November 1998 through September 2005. From December 1996 until November 1998, Mr. Laubenthal served as Director of Manufacturing and Engineering for the AeroControlex Group. From October 1993 until December 1996, Mr. Laubenthal served as Director of Manufacturing for the AeroControlex Group. Prior to joining the AeroControlex Group, Mr. Laubenthal had extensive experience in manufacturing and engineering at Parker Hannifin, a manufacturer, and Textron, a multi-industry company serving the general aviation, aerospace, defense, industrial and commercial finance markets.

Mr. Leary has been President of Adams Rite Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc., since June 1999. Prior to that, Mr. Leary held positions with Furon Company, a manufacturer and the Chromalox Division of Emerson Electric, a manufacturer.

Mr. McClelland has been President of MarathonNorco Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc., since June 2006. He joined MarathonNorco in August 2003 as Chief Engineer. From November 2003 to June 2006, he served as Director of Operations for MarathonNorco. From March 2001 to August 2003 he was the Product Engineering Manager for Hydro-Gear Limited Partnership, a manufacturer of hydraulic pumps and motors. Prior to joining Hydro-Gear Limited Partnership, Mr. McClelland has also held a variety of management roles in operations and engineering at manufacturing companies including Parker Hannifin and General Electric.

Mr. Riley has been President of the AeroControlex Group, an operating division of TransDigm Inc., since October 1, 2005. From October 2003 through September 2005, he served as Director of Mergers & Acquisitions for TransDigm Inc. From February 1994 through September 2003, Mr. Riley served the AeroControlex Group in various manufacturing, sales and management positions.

Mr. Rodriguez was appointed Executive Vice President—Mergers and Acquisitions in June 2006. Mr. Rodriguez served as Executive Vice President of TD Group from December 2005 to June 2006, Executive Vice President of TransDigm Inc. from October 2005 to June 2006 and was the President of MarathonNorco Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc., from September 1999 through May 2006. From January 1998 until September 1999, Mr. Rodriguez served as Director of Commercial Operations for the AeroControlex Group, an operating division of TransDigm Inc. From 1993 to 1997, Mr. Rodriguez served as Director of Sales and Marketing for the AeroControlex Group.

Mr. Rufus served as Vice President of TD Group from July 2003 until December 2005, and was named Executive Vice President, Chief Financial Officer and Secretary of TD Group in December 2005. Mr. Rufus was appointed Executive Vice President and Chief Financial Officer of TransDigm Inc. on October 1, 2005 and had been Vice President and Chief Financial Officer of TransDigm Inc. since August 2000. Prior to joining TransDigm Inc., Mr. Rufus spent 19 years at Emerson Electric, a manufacturer, during which time he held divisional vice president responsibilities at Ridge Tool, Liebert Corp., and Harris Calorific, all part of the Emerson Electric organization. Prior to joining Emerson Electric, Mr. Rufus spent four years with Ernst & Young LLP.

Mr. Skurka has been President of Skurka Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., since December 2004. From October 2000 until December 2004, he served as President and Chief Operating Officer of Skurka Engineering Company, a manufacturer. From July 1990 until October 2000, Mr. Skurka served as Executive Vice President and Chief Operating Officer of Skurka Engineering Company.

Mr. Barr was named a director of TD Group on July 23, 2003. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001.

Prior to joining Warburg Pincus LLC, Mr. Barr served as a managing director at Butler Capital, an investment company, where he focused on industrial leveraged buyout transactions for more than ten years. Mr. Barr is a director of Builders FirstSource, Inc., a manufacturer and distributor, Eagle Family Foods, Inc., a manufacturer, Polypore Inc., a manufacturer, and The Neiman Marcus Group, Inc., a retailer.

Mr. Graff was named a director of TD Group on July 23, 2003. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since October 2003. Prior to working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, an aircraft manufacturer, serving as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London and Pittsburgh offices serving a number of aerospace suppliers and OEMs, as well as major airlines. Mr. Graff is a director of Builders FirstSource, Inc., a manufacturer and distributor, and Polypore Inc., a manufacturer.

Mr. Hennessy was named a director of TD Group on April 4, 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. From 1984 until 2001, Mr. Hennessy held a broad range of financial and operating positions with The Sherwin Williams Company. Mr. Hennessy is a certified public accountant.

Mr. Kruse was named a director of TD Group on July 23, 2003. Mr. Kruse was named a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. in January 2005. From January 2003 until January 2005, Mr. Kruse served as Vice President of Warburg Pincus LLC and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc., an investment company, where he focused on private equity opportunities in industrial and consumer product companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Builders FirstSource, Inc., a manufacturer and distributor, Polypore Inc., a manufacturer, and Wellman, Inc., a manufacturer.

Mr. Lee was named a director of TD Group on July 23, 2003. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed by Warburg Pincus LLC since 1992. Prior to joining Warburg Pincus LLC, Mr. Lee served as a consultant at McKinsey & Company, Inc., a management consulting firm, from 1990 to 1992. Mr. Lee is a director of Arch Capital Group Ltd., a provider of insurance and reinsurance, Knoll, Inc., a manufacturer, and The Neiman Marcus Group, Inc., a retailer.

Mr. Peacock was named a director of TD Group on July 23, 2003. Mr. Peacock has been a director of TransDigm Inc. since September 1993. He served as Chairman of the Board of Directors of TransDigm Inc. since its inception in September 1993 until July 2003. Prior to December 2001, Mr. Peacock also served as Chief Executive Officer of TransDigm Inc.

CORPORATE GOVERNANCE

Board Composition

The Board of Directors of TD Group is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2007 for the Class I directors, 2008 for the Class II directors and 2009 for the Class III directors.

•	Our Class I directors are Messrs. Graff and Lee;

•	Our Class II directors are Messrs. Kruse, Hennessy and Peacock; and

•	Our Class III directors are Messrs. Barr and Howley.

TD Group’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of TD Group’s Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

In addition, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least 25% of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the percentage of the outstanding shares of our common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to its Board of Directors, or the Warburg Percentage. In addition, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least ten percent but less than 25% of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to its Board of Directors. Finally, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least five percent but less than ten percent of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of its Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to its Board of Directors.

TD Group is also party to an employment agreement with W. Nicholas Howley, its Chairman and Chief Executive Officer, pursuant to which TD Group has agreed to nominate Mr. Howley for re-election to its Board of Directors. Under the terms of this agreement, Warburg Pincus has agreed to vote all of the shares it controls in favor of Mr. Howley’s re-election.

Independence of Directors

Messrs. Howley, Graff, Lee, and Kruse are not considered “independent directors” within the meaning of the New York Stock Exchange’s listing standards. TD Group Holdings, LLC, an entity controlled by Warburg Pincus, owns more than 50% of the voting power of TD Group, and TD Group is therefore considered to be a “controlled company” for the purposes of the NYSE listing requirements. As such, TD Group is permitted, and has elected, to opt out of the NYSE listing requirements that would otherwise require its Board of Directors to be comprised of a majority of independent directors.

Notwithstanding the foregoing, the Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Corporate Governance

Controlled Company Election

TD Group Holdings, LLC, an entity controlled by Warburg Pincus, owns more than 50% of the voting power of TD Group, and TD Group is therefore considered to be a “controlled company” for the purposes of the

NYSE listing requirements. As such, TD Group is permitted, and has elected, to opt out of the NYSE listing requirements that would otherwise require its Board of Directors to be comprised of a majority of independent directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance”. The Board of Directors reviews the Corporate Governance Guidelines periodically.

Codes of Ethics

Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer and other designated senior financial officers (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report any violation or suspected violation of this code in accordance with the Company’s Whistleblower Policy and, if appropriate, directly to the Audit Committee. Only the Audit Committee or the Board of Directors, including a majority of the independent directors, may waive any provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance”.

Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential tenants, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance”.

Whistleblower Policy

The Company is committed to integrity and ethical behavior and has adopted a Whistleblower Policy (the “Whistleblower Policy”). The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s tenants, shareholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Corporate Compliance Officer, the Audit Committee or to Global Compliance Services, a third party service retained on behalf of the Audit Committee. The Audit Committee receives notices of complaints reported under the policy and oversees the investigation of such complaints. The Whistleblower Policy is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance”.

Board of Directors

After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board. In 2006, the non-management directors met after each regularly scheduled Board meeting. In addition, as required by the Company’s Corporate Governance Guidelines, the independent directors meet at least once a year.

During the fiscal year ended September 30, 2006, the Board of Directors held five meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in 2006. The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of shareholders. However, the Company expects that directors will use their best efforts to attend if possible.

During fiscal 2006, the Board of Directors had an Executive Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. The Board of Directors has approved the written charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, which can be found under the “Investor Relations—Corporate Governance” section of the Company’s website at www.transdigm.com. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee conducts a self evaluation and review of its charter annually.

Compensation Committee

TD Group’s compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our compensation committee has sole discretion concerning administration of our stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Our Board of Directors has adopted a written charter for the compensation committee, which is available on our website. The compensation committee held six meetings during fiscal year 2006.

The members of TD Group’s compensation committee are Messrs. Barr and Kruse. Neither Mr. Kruse nor Mr. Barr is independent under the rules of the NYSE, but are non-employee directors pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. Because TD Group Holdings, LLC owns more than 50% of the voting power of TD Group’s common stock, TD Group is considered to be a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our compensation committee to be comprised entirely of independent directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters. Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on our website. The nominating and corporate governance committee held one meeting during fiscal year 2006.

TD Group’s nominating and corporate governance committee is comprised of Messrs. Graff, Barr and Lee, none of whom are independent under the rules of the NYSE. Because TD Group Holdings, LLC owns more than 50% of the voting power of TD Group’s common stock, TD Group is considered to be a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our nominating and corporate governance committee to be comprised entirely of independent directors.

The nominating and corporate governance committee will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the nominating and corporate governance committee’s consideration, a stockholder may submit the candidate’s name and qualifications to the Company’s Secretary, Gregory Rufus, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114 not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The nominating and corporate governance committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the committee will consider potential members’ qualifications as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The nominating and corporate governance committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current directors. Although the nominating and corporate governance committee may retain a Board search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

Audit Committee

TD Group’s audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. TD Group’s audit committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm, (iii) provides a medium for consideration of matters relating to any audit issues and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement and annual report on Form 10-K. Our Board of Directors has adopted a written charter for the audit committee, which is available on our website. The audit committee held seven meetings during fiscal year 2006.

The members of TD Group’s audit committee are Messrs. Hennessy, Kruse and Peacock. Mr. Hennessy is the Chairman of the audit committee and the composition of TD Group’s audit committee complies with all applicable NYSE rules, including the requirement that at least one member of the audit committee have accounting or related financial management expertise. Messrs. Hennessy and Peacock are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the rules of the NYSE, although Mr. Kruse is not independent. In accordance with NYSE rules, we plan to appoint a third independent member to our Board of Directors within 12 months after the consummation of our initial public offering who will replace Mr. Kruse as a member of the audit committee so that all of TD Group’s audit committee members will be independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and applicable NYSE rules.

Compensation of Directors

TD Group pays its non-employee directors an annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of our common stock, and each such director will also receive a $10,000 annual stock grant in the form of stock options or restricted stock as determined by the Board of Directors, which shall vest evenly over a three-year period from the date of grant. Each non-employee member of TD Group’s Board of Directors is also paid a fee of $2,500 for each meeting of the Board of Directors attended, and a fee of $1,000 for each meeting of any committee of the Board of Directors attended. The chairman of the audit committee of TD Group’s Board of Directors is paid an annual fee of $15,000, and the chairman of each of the other committees of TD Group’s Board of Directors is paid an annual fee of $5,000. Other than non-employee directors, TD Group does not compensate directors for serving on its Board of Directors or any of its committees. TD Group does, however, reimburse each member of its Board of Directors for out-of-pocket expenses incurred by them in connection with attending meetings of the Board of Directors and its committees.

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, the Company provided health insurance coverage to Mr. Peacock and his wife during the fiscal year ended September 30, 2006. The cost of coverage was $9,554.

On November 10, 2005, the Company prepaid the entire principal amount and all accrued and unpaid interest in respect of the Company’s senior unsecured promissory notes payable to the Company’s original investors. As a consequence, all participant deferred compensation account balances under the Company’s Rollover Deferred Compensation Plan became payable. As the former chief executive of the Company, Mr. Peacock was a participant in the plan and was paid $268,093 in the distribution.

Additionally, also on November 10, 2005 in connection with the repayment, the Company paid, in the aggregate, $6.2 million in bonuses to employees who were participants in the Company’s deferred compensation plans. In connection therewith, Mr. Peacock received a bonus of $50,898.

Shareholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Company’s Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the non-management directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The audit committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the audit committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the audit committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1,

“Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The audit committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The audit committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2006 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

Douglas Peacock

Kevin Kruse

EXECUTIVE COMPENSATION

The following information is set forth with respect to the Company’s Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2006 (the “named executive officers”).

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)		Securities Underlying Options	All Other Compensation
W. Nicholas Howley	2006	$480,000	$375,000	$137,067	(2)	—	$13,688,518	(3)
Chief Executive Officer and Chairman of the Board of Directors	2005 2004	410,000 375,500	300,000 250,000	137,824 121,607		78,166 —	13,860 13,680
Robert S. Henderson	2006	$215,000	$110,000	$—		29,920	$2,330,894	(4)
Executive Vice President and President of AdelWiggins	2005 2004	186,625 179,500	80,000 70,000	— —		13,240 —	13,538 12,240
Raymond F. Laubenthal	2006	$280,000	$145,000	$—		194,480	$3,093,209	(5)
President and Chief Operating Officer	2005 2004	178,250 169,500	90,000 80,000	— —		15,858 —	13,448 11,760
Albert J. Rodriguez	2006	$186,865	$75,000	$—		29,920	$2,396,150	(6)
Executive Vice President—Mergers and Acquisitions	2005 2004	161,875 154,000	60,000 62,500	— —		13,613 —	12,462 10,720
Gregory Rufus	2006	$232,994	$120,000	$—		29,920	$1,318,847	(7)
Executive Vice President, Chief Financial Officer and Secretary	2005 2004	207,500 200,000	80,000 75,000	— —		7,031 —	13,860 13,380

(1)	Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the listed executives, other than for Mr. Howley.
(2)	Amounts shown for Mr. Howley include the incremental cost to us relating to personal use by Mr. Howley of the corporate aircraft in the amount of $86,106. We own and operate our own aircraft to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is calculated based on variable operating costs, which includes the following: repairs and maintenance, fuel, general aircraft expense, hanger fees and travel expenses for the flight crew. Fixed costs, such as flight crew salaries, aircraft insurance, training and depreciation are not included in the calculation of incremental cost since these expenses are incurred by us regardless of the personal use of the corporate aircraft by the executives. In addition, reflects $28,500 in fees related to planning and preparing Mr. Howley’s tax returns and managing his financial affairs and $22,461 in other perquisites pursuant to the terms of Mr. Howley’s employment agreement.
(3)	Includes the distribution of $11,287,068 of deferred compensation, a one time special bonus of $2,387,723, $12,750 in contributions by us to a plan established under Section 401(k) of the Internal Revenue Code, or the 401(k) plan, and $977 in Company-paid life insurance.
(4)	Includes the distribution of $1,880,003 of deferred compensation, a one time special bonus of $437,239, $12,675 in contributions by us to the 401(k) plan and $977 in Company-paid life insurance.
(5)	Includes the distribution of $2,249,970 of deferred compensation, a one time special bonus of $829,512, $12,750 in contributions by us to the 401(k) plan and $977 in Company-paid life insurance.
(6)	Includes the distribution of $1,933,622 of deferred compensation, a one time special bonus of $450,331, $11,220 in contributions by us to the 401(k) plan and $977 in Company-paid life insurance.

(7)	Includes the distribution of $1,030,060 of deferred compensation, a one time special bonus of $275,060, $12,750 in contributions by us to the 401(k) plan and $977 in Company-paid life insurance.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to the awarding of options to purchase common shares to the named executive officers in 2006.

Name	Individual Grants			Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)		Percentage of Total Options Granted to Employees in Fiscal Year			5%($)	10%($)
W. Nicholas Howley(1)	—		—	—	—	—	—
Chief Executive Officer and Chairman of the Board of Directors
Robert S. Henderson	23,936	(2)	2.3%	13.37	10/1/2015	$201,262	$510,036
Executive Vice President and President of AdelWiggins	5,984	(3)	0.6%	13.37	10/1/2015	$50,315	$127,509
Raymond F. Laubenthal	155,584	(2)	14.8%	13.37	10/1/2015	$1,308,200	$3,315,236
President and Chief Operating Officer	38,896	(3)	3.7%	13.37	10/1/2015	$327,050	$828,809
Albert J. Rodriguez	23,936	(2)	2.3%	13.37	10/1/2015	$201,262	$510,036
Executive Vice President—Mergers and Acquisitions	5,984	(3)	0.6%	13.37	10/1/2015	$50,315	$127,509
Gregory Rufus	23,936	(2)	2.3%	13.37	10/1/2015	$201,262	$510,036
Executive Vice President, Chief Financial Officer and Secretary	5,984	(3)	0.6%	13.37	10/1/2015	$50,315	$127,509

(1)	We did not grant any stock options to W. Nicholas Howley during fiscal year 2006.
(2)	Options are subject to vesting based upon achievement of performance hurdles.
(3)	Options are subject to vesting evenly over three years.

Aggregate Option Exercises in 2006 and 2006 Year-End Option Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2006 and the number of securities underlying unexercised options and the value of in-the-money options held by the named executive officers on September 30, 2006.

Name	Shares Acquired on Exercise(1)		Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End			Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
W. Nicholas Howley	68,032	(3)	$1,374,927	Exercisable	2,057,939	(4)	Exercisable	$40,999,392
Chief Executive Officer and Chairman of the Board of Directors				Unexercisable	611,325	(4)	Unexercisable	10,844,906
Robert S. Henderson	64,203		1,198,028	Exercisable	356,752		Exercisable	7,140,251
Executive Vice President and President of AdelWiggins				Unexercisable	105,799		Unexercisable	1,752,788
Raymond F. Laubenthal	27,162		506,300	Exercisable	466,968		Exercisable	8,849,618
President and Chief Operating Officer				Unexercisable	207,809		Unexercisable	2,879,999
Albert J. Rodriguez	—		—	Exercisable	374,624		Exercisable	7,500,829
Executive Vice President—Mergers and Acquisitions				Unexercisable	105,799		Unexercisable	1,752,788
Gregory Rufus	29,813		547,069	Exercisable	249,044		Exercisable	4,706,439
Executive Vice President, Chief Financial Officer and Secretary				Unexercisable	98,020		Unexercisable	1,614,789

(1)	All of the shares acquired upon exercise of stock options were sold to the public in connection with the initial public offering at a price of $21.00 per share.
(2)	The value of an unexercised option equals the aggregate fair market value of the shares underlying the option (based on a per share value of $24.42 at September 30, 2006), less the aggregate exercise price of such option.
(3)	Represents options exercised by Bratenahl Investments, Ltd. Due to Mr. Howley’s ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of options beneficially owned by Bratenahl Investment, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned.
(4)	Includes options held by Bratenahl Investments, Ltd. Due to Mr. Howley’s ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of options beneficially owned by Bratenahl Investment, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned.

Performance Graph

Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the shares of common stock of TD Group with the cumulative total return of a hypothetical investment in each of the S&P 500 Index and the S&P SmallCap 600 Aerospace & Defense Index based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on March 15, 2006.

	3/15/06	9/30/06
TransDigm Group Incorporated	100.00	101.33
S & P 500	100.00	105.44
S & P SmallCap 600 Aerospace & Defense	100.00	94.19

Employment Related Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

In connection with the acquisition of the Company by Warburg Pincus, on June 6, 2003, W. Nicholas Howley entered into an employment agreement with TransDigm Inc. to serve as President, Chief Executive Officer and Chairman of the Board of Directors of TransDigm Inc. Effective as of October 1, 2005, Mr. Howley ceased serving as the President of the Company, but continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Unless earlier terminated by us or Mr. Howley, the initial term of Mr. Howley’s employment agreement expires on July 22, 2008. However, unless we or Mr. Howley elect not to renew the initial term, upon the expiration of the initial term, Mr. Howley’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $380,000, which annual base salary is subject to annual review. As of September 30, 2006, Mr. Howley’s annual base salary was $480,000. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plan and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Howley is also entitled to certain perquisites, including an annual automobile allowance, the payment by us of certain membership fees in respect of one country club of Mr. Howley’s choice and the payment by us of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, provided that such reasonable expenses do not exceed $28,500 per year. Pursuant to an amendment to Mr. Howley’s employment agreement, Mr. Howley is entitled to use the Company’s airplane for personal use up to 14 times per year, so long as such use does not interfere with Company use. Mr. Howley will have imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Howley’s employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of eighteen months, (i) continue Mr. Howley’s salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Howley with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 18 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Raymond Laubenthal, President and Chief Operating Officer

On November 18, 2005, effective October 1, 2005, Raymond Laubenthal entered into an employment agreement with us to serve as President and Chief Operating Officer of the Company. Unless earlier terminated by us or Mr. Laubenthal, the initial term of Mr. Laubenthal’s employment agreement expires on October 1, 2010. However, unless we or Mr. Laubenthal elect not to renew the initial term, upon the expiration of the initial term, Mr. Laubenthal’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Laubenthal is entitled to receive an annual base salary of no less than $280,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Laubenthal is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plan and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Laubenthal is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Laubenthal’s choice.

Mr. Laubenthal’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Laubenthal’s employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of twelve months, (i) continue Mr. Laubenthal’s salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Laubenthal with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us.

During the term of Mr. Laubenthal’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Laubenthal will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Laubenthal’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Laubenthal is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Laubenthal is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Gregory Rufus, Executive Vice President, Chief Financial Officer and Secretary

On November 18, 2005, effective October 1, 2005, Gregory Rufus entered into an employment agreement with us to serve as Executive Vice President and Chief Financial Officer of the Company. Unless earlier terminated by us or Mr. Rufus, the initial term of Mr. Rufus’s employment agreement expires on October 1, 2010. However, unless we or Mr. Rufus elect not to renew the initial term, upon the expiration of the initial term, Mr. Rufus’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Rufus is entitled to receive an annual base salary of no less than $233,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Rufus is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plan, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Rufus is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Rufus’s choice.

Mr. Rufus’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Rufus’s employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of 12 months, (i) continue Mr. Rufus’s salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Rufus with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us.

During the term of Mr. Rufus’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Rufus will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Rufus’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Rufus is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Rufus is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Equity Compensation Plan Information

2003 Stock Option Plan

In connection with the consummation of the acquisition of the Company by Warburg Pincus, TD Group adopted a stock option plan for the benefit of our employees. The stock option plan has been amended and restated on several occasions, most recently effective as of November 2, 2006, and we refer to such stock option plan as it is currently in effect as the 2003 stock option plan.

Upon the closing of the acquisition of the Company by Warburg Pincus, certain employees rolled over certain then-existing options to purchase shares of common stock of TransDigm Holdings with an aggregate intrinsic value of approximately $35.7 million into a combination of options to purchase shares of common stock of TD Group, or rollover options, and interests in the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, which are described in more detail below. These employees were granted rollover options to purchase an aggregate of 3,870,152 shares of TD Group common stock, which gives effect to the 149.60 for 1.00 stock split that we effected on March 14, 2006 in connection with our initial public offering. All rollover options granted in connection with the closing of the acquisition of the Company by Warburg Pincus were fully vested on the date of grant. As of September 30, 2006, there were rollover options to purchase 2,788,321 shares of TD Group common stock issued and outstanding (after giving effect to the stock split).

In addition to the shares of TD Group common stock reserved for issuance upon exercise of rollover options, under the terms of the 2003 stock option plan, an aggregate of 5,469,301 shares of TD Group common stock are reserved for issuance upon exercise of new management options (after giving effect to the stock split).

As of September 30, 2006, there were new management options to purchase 5,178,778 shares of TD Group common stock issued and outstanding (after giving effect to the stock split).

2006 Stock Incentive Plan

Prior to the consummation of our initial public offering, TD Group adopted a new stock incentive plan, which was amended on October 20, 2006, or the 2006 stock incentive plan, designed to assist us in attracting, retaining, motivating and rewarding key employees, directors or consultants, and promoting the creation of long-term value for stockholders of TD Group by closely aligning the interests of these individuals with those of our stockholders. The 2006 stock incentive plan permits TD Group to award our key employees, directors or consultants stock options, restricted stock and other stock-based incentives. The total number of shares of TD Group common stock available for issuance or delivery under the 2006 stock incentive plan is 2,619,668, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate transaction or event. As of September 30, 2006, there were 2,370 restricted shares issued and outstanding under the 2006 stock incentive plan.

Other Compensation Plan Information

Rollover Deferred Compensation Plan

In connection with the consummation of the acquisition of the Company by Warburg Pincus, TD Group adopted the Rollover Deferred Compensation Plan for the benefit of our employees who were granted rollover options in connection with such acquisition. The plan provided that each person who was granted a rollover option converted an initial amount to his or her deferred compensation account. For so long as the senior unsecured promissory notes issued to our initial investors in connection with the acquisition by Warburg Pincus remained outstanding, each participant’s deferred compensation account was credited with interest at the same rate as interest accrued on our senior unsecured promissory notes. The Rollover Deferred Compensation Plan required that upon retirement of all or a portion of the indebtedness outstanding under the senior unsecured promissory notes, TD Group would pay each participant a percentage of the amount credited to his or her deferred compensation account equal to the percentage of such indebtedness so retired. On November 10, 2005, TD Group prepaid the entire principal amount and all accrued and unpaid interest in respect of the senior unsecured promissory notes and, consequently, all participant deferred compensation account balances under the Rollover Deferred Compensation Plan became payable. The account balances, totaling approximately $23.0 million in the aggregate, were distributed to participants on November 10, 2005, and the Rollover Deferred Compensation Plan was terminated effective as of such date.

Management Deferred Compensation Plan

In connection with the consummation of the acquisition of the Company by Warburg Pincus, TD Group also adopted the Management Deferred Compensation Plan for the benefit of our employees who were granted new management options upon the closing of the acquisition. The plan provided that a participant’s deferred compensation account would have a value equal to the participant’s percentage of option holdings as compared to all new management options issued under the 2003 stock option plan multiplied by an amount based on the interest accrued on the senior unsecured promissory notes issued to our initial investors in connection with the acquisition by Warburg Pincus and the notional interest credited to participant accounts under the Rollover Deferred Compensation Plan. The deferred compensation accounts were vested to the same extent that the new management options granted under the 2003 stock option plan were vested. Upon retirement of all or a portion of the indebtedness outstanding under the senior unsecured promissory notes, TD Group was required to pay each participant a percentage of the amount credited to his or her vested deferred compensation account balance equal to the percentage of the debt so retired. On November 10, 2005, TD Group Holding prepaid the entire principal amount and all accrued and unpaid interest in respect of the senior unsecured promissory notes and, consequently, the vested portion of all participant deferred compensation account balances under the Management Deferred Compensation Plan became due. The vested account balances, totaling approximately $1.8 million in the aggregate, were distributed to participants on November 10, 2005. In addition, in connection with the closing of the TD Group’s loan facility in November 2005 (which has since been refinanced), the compensation committee of TD Group’s Board of Directors approved a distribution to participants of a portion of their unvested account balances equal to approximately $1.2 million in the aggregate and such distribution was made on November 10, 2005. The remaining unvested account balances were forfeited by participants under the Management Deferred Compensation Plan in connection with the adoption of the TD Holding Corporation 2005 New Management Deferred Compensation Plan, or the New Management Deferred Compensation Plan, which was adopted by TD Group on December 16, 2005. In addition, in connection with the adoption of the New Management Deferred Compensation, the Management Deferred Compensation Plan was terminated effective as of December 16, 2005.

New Management Deferred Compensation Plan

TD Group adopted the New Management Deferred Compensation Plan in December 2005, in part, in response to certain new requirements under Section 409A under the Internal Revenue Code of 1986. The New Management Deferred Compensation Plan is for the benefit of our employees who were granted new management options under our 2003 stock option plan. The New Management Deferred Compensation Plan is administered by the compensation committee of TD Group’s Board of Directors. The plan provides that a participant’s deferred compensation account is fully distributable upon the earlier of December 31, 2008 or a Change in Control (as defined in the plan). If a participant’s employment terminates by reason of death or disability, by the employee with good reason, or if a participant’s employment is terminated by the Company without Cause (as defined in the plan), a pro rata portion of the deferred compensation account, based on a fraction equal to the number of days elapsed between January 1, 2006 and the termination date over 1,096 (representing the number of days during the period from January 1, 2006 through December 31, 2008) will be distributed. If a participant’s employment is terminated for Cause or by the participant without good reason, the entire amount of the deferred compensation attributable to such participant will be forfeited. Any amount distributable under the plan will be distributed no later than two and a half months following the end of the year in which the participant became entitled to the distribution. On December 16, 2005, TD Group’s Board of Directors approved contributions of $6.2 million, in the aggregate, to participant account balances under the plan.

Executive Retirement Savings Plan

The TransDigm Inc. Executive Retirement Savings Plan was established by TransDigm Inc. effective January 1, 1997 to permit a group of management or highly compensated employees (as provided for under the Employee Retirement Income Security Act of 1974, as amended, or ERISA) to accumulate additional retirement income through a nonqualified deferred compensation plan. The plan was amended and restated on December 16, 2005 in an attempt to ensure compliance with the requirements of Section 409A under the Internal Revenue Code of 1986 (as amended and restated, such plan is referred to herein as the Savings Plan). TransDigm Inc.’s Board of Directors annually determines the employees who are eligible to participate in the Savings Plan. The Savings Plan is a “top hat” plan exempt from certain ERISA requirements.

A participant may (i) make elective deferrals in addition to or in lieu of deferrals the participant may have otherwise made under the 401(k) Plan, and (ii) receive an allocation of any discretionary amount contributed to the Savings Plan by TransDigm Inc. Deferrals may be made from a participant’s salary, bonus, or a combination thereof. Deferrals may not be made on any other compensation that a participant may earn. Deferrals, which are irrevocable, must be made no later than the last day of the year preceding the one in respect of which the deferrals will be made.

TransDigm Inc. established a trust effective October 10, 1997 into which amounts deferred under the Savings Plan are set aside for participants. MetLife Trust Company, N.A. is the trustee of the trust. The trust was established as a grantor trust, within the meaning of the Internal Revenue Code. Accordingly, participants in the Savings Plan have no preferred claim on, or beneficial ownership interest in, any assets of the trust. Further, any rights created under the Savings Plan or the trust are unsecured contractual rights and all assets held by the trust are subject to the claims of TransDigm Inc.’s general creditors under applicable federal and state law.

Dividend Equivalent Plan

On November 10, 2005, TD Group adopted a dividend equivalent plan that is intended to be compliant with the requirements of Section 409A under the Internal Revenue Code of 1986. The dividend equivalent plan was amended and restated on December 16, 2005 so that TD Group could fully avail itself of certain Section 409A provisions. Under the terms of this plan, in the event that TD Group declares a dividend in connection with a recapitalization or similar corporate event, participants in the dividend equivalent plan who hold vested options will be entitled to receive a cash divided equivalent payment equal to the amount that such participant would otherwise have been entitled to receive had each vested option that is held by such participant been fully exercised immediately prior to such transaction.

Report of the Executive Compensation Committee of the Board of Directors

Introduction

The compensation of the Company’s executive officers is currently determined by the compensation committee of the Company’s Board of Directors (the “Committee”). In 2006, the Committee was comprised of Kevin Kruse and David Barr. For a portion of the year, Mr. Peacock also served on the Committee.

Philosophy

The primary objective of the Committee in determining executive compensation for 2006 was to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company’s overall business strategies, while providing incentive to increase the Company’s equity value. The Committee determines compensation for those officers considered “executive officers” under the rules and regulations of the Securities and Exchange Commission. Salary and target bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Committee for its approval. The Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations. The Committee determines Mr. Howley’s salary and bonus, and approves option awards for Mr. Howley, without input from Mr. Howley with respect thereto.

In light of the Committee’s objectives, the Committee determined executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company’s performance and the achievement of established annual goals. The primary components of the Company’s executive compensation program are (i) base salaries and certain other annual compensation, (ii) bonuses and (iii) grants of stock options. Each of these elements is discussed below.

Components of the Compensation Program

Base Salaries and Certain Other Annual Compensation

The Company’s philosophy is to pay base salaries at a level somewhat less than similarly situated companies, preferring instead to compensate officers through increased equity value. The base salaries and certain other annual compensation for the Company’s executive officers in fiscal 2006 were determined with reference to the experience of the officers, the Company’s past practice and the officers’ individual performance. Pursuant to their employment agreements, Messrs. Howley, Laubenthal and Rufus receive certain additional benefits described under the heading “Executive Compensation—Employment Agreements.”

The Committee has engaged an outside consultant to assess the competitiveness of the Company’s existing compensation plan, and such assessment will be taken into account in determining 2008 compensation. Although the outside consultant’s assessment was not complete, the Chief Executive Officer of the Company conferred with the consultant in recommending to the Committee a salary range for Messrs. Laubenthal and Rufus in connection with their 2007 compensation. Fundamental requirements of the program include the establishment of competitive compensation levels and the setting of awards consistent with individual contributions. The Committee believes that these benefits assist the Company by facilitating the development of important relationships between officers and members of the business community.

After analysis, the Committee determined that, for calendar year 2006, the base salary of Mr. Howley should be $480,000 per year. In addition, pursuant to an amendment to Mr. Howley’s employment agreement entered into February 2006, Mr. Howley is entitled to use the Company’s airplane for personal use up to 14 times per year, so long as such use does not interfere with Company use. The amendment, which was undertaken as part of Mr. Howley’s overall compensation package, increased the number of times that Mr. Howley could use the airplane for personal use from 12 to 14 times per year. Mr. Howley will have imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code.

Bonuses

The Company bases annual performance bonuses upon the participants’ levels of responsibility and salary, overall corporate performance, performance of the division or subsidiary with which the officer is associated, and individual qualitative performances. Predetermined bonus targets are subjectively determined based on the individual’s performance, overall performance of the Company based on the business environment and market conditions, the financial performance of the operational area over which the executive had supervisory authority and the executive’s historical compensation levels. Based on the achievement of the predetermined targets, and based on the executive’s significant contributions to the Company’s overall performance, the Committee determined that bonuses should be awarded to each executive at the following levels. During the fiscal year ended September 30, 2006, Mr. Howley earned a bonus of $375,000 and Messrs. Laubenthal, Rufus, Henderson and Rodriguez each earned a bonus of $145,000, $120,000, $110,000 and $75,000.

Stock Options

All of the Company’s executive officers are eligible to receive options to purchase common stock of the Company pursuant to the 2003 Stock Option Plan and the 2006 Stock Option Plan. The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing stockholder value by providing the proper nexus between the interests of management and the interests of the Company’s stockholders. For more information regarding the options granted in fiscal 2006 and the aggregate options held by the named executive officers, please refer to the charts on pages 16 and 17.

2005 Deferred Compensation Distributions and Bonuses

In connection with the consummation of the acquisition of the Company by Warburg Pincus, TD Group adopted the Rollover Deferred Compensation Plan for the benefit of our employees who were granted rollover options in connection with the acquisition and the Management Deferred Compensation Plan for the benefit of our employees who were granted new management options upon the closing of the acquisition. Each of the Rollover Deferred Compensation Plan and Management Deferred Compensation Plan required that upon retirement of all or a portion of the indebtedness outstanding under the senior unsecured promissory notes issued to our initial investors in connection with the Warburg Pincus acquisition, TD Group would pay each participant a percentage of the amount credited to his or her deferred compensation account equal to the percentage of such indebtedness so retired. All account balances under the Rollover Deferred Compensation Plan were immediately vested. Deferred compensation accounts under the Management Deferred Compensation Plan were vested to the same extent that the new management options granted under the 2003 stock option plan were vested.

On November 10, 2005, TD Group prepaid the entire principal amount and all accrued and unpaid interest in respect of such senior unsecured promissory notes and, consequently, all participant deferred compensation account balances under the Rollover Deferred Compensation Plan and the vested portion of all deferred compensation account balances under the Management Deferred Compensation Plan became payable. The account balances, totaling approximately $23.0 million in the aggregate, under the Rollover Deferred Compensation Plan were distributed to participants on November 10, 2005. The vested account balances under the Management Deferred Compensation Plan, totaling approximately $1.8 million in the aggregate, were distributed to participants on November 10, 2005. In addition, the Committee approved a distribution to participants of a portion of their unvested account balances equal to approximately $1.2 million in the aggregate and such distribution was made on November 10, 2005. The remaining unvested account balances were forfeited by participants under the Management Deferred Compensation Plan in connection with the adoption of the TD Holding Corporation 2005 New Management Deferred Compensation Plan, which was adopted by TD Group on December 16, 2005. In connection with the distributions under the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, Mr. Howley received $11,287,068 and Messrs. Laubenthal, Rufus, Henderson and Rodriguez received $2,249,970, $1,030,060, $1,880,003, and 1,933,622, respectively.

In addition, in connection with the refinancing transactions in November 2005, the Company paid approximately $6.2 million in aggregate bonuses, allocated to each employee based on the aggregate number of shares of our common stock underlying options granted to each such employee in relation to the aggregate of all such options held by employees receiving bonuses. Of the aggregate bonuses paid, Mr. Howley received $2,387,723 and Messrs. Laubenthal, Rufus, Henderson and Rodriguez received $829,512, $275,060, $437,239 and $450,331.

Compensation Committee

David Barr

Kevin Kruse

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers or directors serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement

In connection with the closing of the Mergers, TD Group, Warburg Pincus, certain of our employees and certain other investors named therein, entered into a stockholders’ agreement. Effective upon the closing of our initial public offering, substantially all of the operative provisions of the stockholders’ agreement terminated. However, under the terms of the stockholders’ agreement, TD Group’s obligation to nominate and use its best efforts to have elected to its Board of Directors certain individuals designated by Warburg Pincus remained in effect following the closing of the initial public offering. Specifically, so long as Warburg Pincus and its affiliates beneficially own at least 25% of TD Group’s outstanding common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of TD Group’s Board of Directors multiplied by the percentage of the outstanding shares of TD Group common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to such Board of Directors, or the Warburg Percentage. In addition, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least ten percent but less than 25% of TD Group’s outstanding common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of TD Group’s Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to such Board of Directors. Finally, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least five percent but less than ten percent of TD Group’s outstanding common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of TD Group’s Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to such Board of Directors.

Employment Agreements

Information regarding employment agreements with several of our executive officers is set forth under “Executive Officers—Employment Related Agreements.”

Registration Rights Agreement

TD Group is a party to a registration rights agreement with TD Group Holdings, LLC, an entity controlled by Warburg Pincus, as assignee of certain investors named therein, certain other investors named therein and certain of our employees. Under the terms of the registration rights agreement, TD Group has, among other things:

•	agreed to use its diligent best efforts to effect up to two registered offerings upon request from TD Group Holdings, LLC;

•	agreed to use its best efforts to qualify for registration on Form S-3, following which TD Group Holdings, LLC will have the right to request up to three registrations on Form S-3; and

•	granted incidental or “piggyback” registration rights with respect to any registrable securities held by any party to the registration rights agreement.

TD Group’s obligation to effect any demand for registration by TD Group Holdings, LLC is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of $15 million (in the case of any demand for registration other than a demand for registration on Form S-3) and $10 million (in the case of any demand for registration on Form S-3). In connection with any registration effected pursuant to the terms of the registration rights agreement, TD Group will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. TD Group has also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Lease for Skurka Aerospace Inc.

Skurka Aerospace Inc., a wholly-owned subsidiary of the Company, is the tenant under a lease with a company in which Howard Skurka, President of Skurka, is an owner. Together with family members, Mr. Skurka owns 100% of H & M Properties, the lessor of the property located in Camarillo, California. The term of the lease is five years from its December 2004 commencement, although it may be sooner terminated by Skurka if Howard Skurka’s employment with Skurka were terminated by Skurka for cause or voluntarily by Howard Skurka without good reason. The monthly base rental payment for the property is $50,500. Skurka may renew the lease for an additional five years, subject to an adjustment to the monthly base rental for the extended period to $54,000. TransDigm Inc. is a guarantor of Skurka’s obligations under the lease.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2006, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that the purchase by Mr. Skurka of shares in our initial public offering on March 13, 2006 in connection with our directed share program was not reported until April 20, 2006.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Secretary of the Company at TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114, on or before September 24, 2007, for inclusion in the Company’s proxy statement and form of proxy relating to the 2008 Annual Meeting of Stockholders. As to any proposal that a stockholder intends to present to stockholders other than by inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than December 8, 2007. Even if proper notice is received on or prior to December 8, 2007, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of Ernst & Young has served as the Company’s independent auditors since 2003. Below are the fees billed to the Company for the 2005 and 2006 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $340,000 in fees for professional services rendered in connection with the audit of TD Group’s annual consolidated financial statements and reviews of the consolidated financial statements of TD Group included in its quarterly reports during fiscal year 2005 and approximately $1,073,000 during fiscal year 2006. Fiscal 2006 also includes charges related to our initial public offering, offering circular and S-4 registration statement in connection with our refinancing.

Audit-Related Fees

Ernst & Young billed the Company approximately $107,000 in fees for professional services rendered during the fiscal year ended September 30, 2005 and approximately $32,000 during the fiscal year ended September 30, 2006. Such services principally included assistance and consultation provided to management in performing due diligence in connection with potential acquisitions.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $136,000 in fees for professional services rendered for the fiscal year ended September 30, 2005 and approximately $211,000 for the fiscal year ended September 30, 2006. Such services principally included assistance and consultation provided to the Company in connection with: (1) tax planning matters, (2) mergers and acquisitions and (3) tax compliance matters.

All Other Fees

No services were provided the Company by Ernst & Young during the years ended September 30, 2005 and September 30, 2006 other than audit services, audit-related services and tax services.

Auditor Committee Pre-Approval Policy

The Audit Committee has not established a policy to delegate authority to approve of any audit or permissible non-audit services. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

The Audit Committee has selected Ernst & Young as the Company’s independent auditors for the fiscal year ending September 30, 2007. Representatives from Ernst & Young are expected to be present at the Annual Meeting and available to answer appropriate questions from stockholders. The representative from Ernst & Young will have an opportunity to make a statement if he or she so desires.

HOUSEHOLDING

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficiary shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114.

OTHER MATTERS

Stockholders and other interested parties may send written communications to the Board of Directors by mailing them to the Board of Directors, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114. All communications will be forwarded to the Board of Directors.

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A shareholder may specify a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect the director nominees listed in “Election of Directors”. Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee for purposes of the election of the director nominees listed in “Election of Directors”. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,
GREGORY RUFUS
Secretary

Dated: January 22, 2007

TRANSDIGM GROUP INCORPORATED

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 16, 2007, at the Annual Meeting of Stockholders to be held on February 21, 2007, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 22, 2007 is hereby acknowledged.

1.	ELECTION OF DIRECTORS.

    Nominees:         Michael Graff and Kewsong Lee

☐ FOR all nominees listed above (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

☐ FOR the election of each of the nominees for Director listed above except:

(INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above)

2.    In their discretion, to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

Dated , 2007

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Signature(s) of Stockholder(s)